Exhibit 10.1

The Interpublic Group of Companies, Inc.
1114 Avenue of the Americas
New York, NY 10036

February 4, 2015
Elliott Associates, L.P.
Elliott International, L.P.
40 West 57th Street
New York, NY 10019

Gentlemen:
This letter (this “Agreement”) constitutes the agreement between The Interpublic Group of Companies, Inc., a Delaware corporation (the “Company”), Elliott Associates, L.P., a Delaware limited partnership (“Elliott Associates”), and Elliott International, L.P., a Cayman Islands limited partnership (together with Elliott Associates, the “Investors”), with respect to the matters set forth below.
1.
No later than March 1, 2015, (x) the Board of Directors of the Company (the “Board”) shall increase the size of the Board to ten (10) members, (y) two (2) current directors shall resign from the Board and (z) the Board shall appoint each of Henry S. Miller, Jonathan F. Miller and Deborah G. Ellinger (each, a “New Nominee”) to fill the vacancies so created.

2.
The Company shall include the New Nominees on its slate for election as directors of the Company at the 2015 Annual Meeting of Company stockholders (the “2015 Annual Meeting”).  In addition to the New Nominees, the Board shall also nominate not more than seven (7) other individuals for election at the 2015 Annual Meeting (such other nominees, together with the New Nominees, the “Company Nominees”). The size of the Board shall not exceed ten (10) directors prior to the Expiration Date.  If a New Nominee resigns, refuses, or is unable to serve as a director at any time prior to the Expiration Date, the other New Nominees (or, if there are no remaining New Nominees, the Investors) shall select a replacement New Nominee, which replacement New Nominee shall be subject to approval of the Board (such approval not to be unreasonably refused or delayed).  Such replacement New Nominee shall be appointed to the Board to serve the unexpired term, if any, of the departed New Nominee, shall be considered a New Nominee for all purposes of this Agreement and shall be included in any subsequent slates for election prior to the Expiration Date.  Any replacement New Nominee (x) (i) shall not be an employee, director, general partner, manager or other agent of an Investor or of any Affiliate or Associate of an Investor, (ii) shall not be an investor in any Investor or any Affiliate or Associate of an Investor, (iii) shall not serve, and shall not have served, on the board of directors of any company at the designation or direction of any Investor or of any Affiliate or Associate of an Investor and (iv) shall not have, and shall not have had, any agreement, arrangement or understanding, written or oral, with any Investor or any Affiliate or Associate of an Investor regarding such replacement New Nominee’s service on the Board (other than an engagement agreement and/or confidentiality agreement, in each case entered into prior to the date hereof in substantially the same form as the engagement agreement and/or confidentiality agreement entered into between the Investor and an original New Nominee, complete and correct copies of which forms have been made available to the Company on or prior to the date hereof), and (y) shall be an independent director of the Company under the Company’s independence guidelines, applicable law and the rules and regulations of the New York Stock Exchange.

3.
In connection with the 2015 Annual Meeting, (i) the Company will recommend that the Company’s stockholders vote in favor of the election of each of the Company Nominees, solicit proxies for each of the Company Nominees, and cause all Company common stock represented by proxies granted to it (or any of its officers, directors or representatives) to be voted in favor of each of the Company Nominees and (ii) the Investors will vote or cause to be voted all Company common stock beneficially owned by them or their controlling or controlled Affiliates and which they or such controlling or controlled Affiliates are entitled to vote on the record date for the 2015 Annual Meeting in favor of each of the Company Nominees.

4.
The parties hereto acknowledge that each of the New Nominees, upon election to the Board, will serve as a member of the Board and will be governed by the same protections and obligations regarding confidentiality, conflicts of interests, fiduciary duties, trading and disclosure policies and other governance guidelines, including, but not limited to, the policies with respect to management being responsible for managing communications with external constituencies (it being understood that such policies shall not restrict the activities of the Investors except pursuant to paragraph 9), and shall be required to preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees, and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company.

5.
The Company agrees that the Board will take all action necessary to form a committee of the Board (the “Finance Committee”), concurrent with the appointment of the New Nominees, pursuant to a charter in the form attached as Exhibit B.  The Finance Committee shall have the duties and authority set forth in Exhibit B. The Board shall consider the recommendations of the Finance Committee in good faith and shall not disband the Finance Committee prior to the Expiration Date. The Finance Committee shall be comprised of five (5) members, consisting of the three (3) New Nominees and two (2) existing members of the Board, all of whom must be independent from the Company under the Company's independence guidelines and the rules and regulations of the New York Stock Exchange.  The chairperson of the Finance Committee shall be chosen from existing members of the Board.  Vacancies on the Finance Committee shall be filled by the Board, except that prior to the Expiration Date, any vacancy on the Finance Committee created by the resignation, refusal or inability of a New Nominee to serve on the Board shall be filled by another New Nominee (which may be a replacement New Nominee appointed in accordance with paragraph 2).

6.
Concurrent with the appointment of the New Nominees to the Board, the Board will appoint: (i) the Chair of the Finance Committee to the Executive Committee of the Board, (ii) Henry S. Miller and Jonathan F. Miller to the Corporate Governance Committee of the Board and (iii) Deborah G. Ellinger to the Compensation and Leadership Talent Committee.   Prior to the first meeting of the Executive Committee of the Board following the appointment of the New Nominees to the Board during which the Executive Committee of the Board (x) will address or addresses any matter over which the Finance Committee has authority pursuant to its charter or (y) will consider or considers any amendment to the Finance Committee charter, the Board will appoint Henry S. Miller to the Executive Committee of the Board.

7.	Promptly following the execution and delivery of this Agreement, the Company shall issue a press release in the form attached as Exhibit A (the “Company Press Release”).
8.
From the date hereof until the Expiration Date or until such earlier time as the restrictions in this paragraph 8 terminate as provided herein (such period, the “Restricted Period”), the Investors will not, and will cause their respective Affiliates and their respective principals, general partners, officers or employees (collectively, the “Restricted Persons”) not to, directly or indirectly, absent prior express written invitation or authorization by the Board:

(a)
engage in any “solicitation” (as such term is used in the proxy rules of the Securities and Exchange Commission (the “SEC”) but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv)) of proxies or consents with respect to the election or removal of directors or any other matter or proposal or become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents;

(b)
knowingly encourage, advise or influence any other Person or knowingly assist any Person in so encouraging, assisting or influencing any Person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter);

(c)
form or join or in any way participate in any “group” as defined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any Company common stock, other than solely with other Affiliates of the Investors with respect to Company common stock now or hereafter owned by them;

(d)
acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any third party in the acquisition of, any Company common stock or assets of the Company, or rights or options to acquire any Company common stock or assets of the Company, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to Company common stock, if such acquisition or transaction would result in the Investors having beneficial ownership of more than nine and nine tenths percent (9.9%) of Company common stock;

(e)
make or in any way participate, directly or indirectly, in any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or its securities or assets (each, an “Extraordinary Transaction”) (it being understood that the foregoing shall not restrict the Investors from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other stockholders of the Company, or from participating in any such transaction that has been approved by the Board); or make, directly or indirectly, any public proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require the Company to make a public announcement regarding any of the types of matters set forth above in this paragraph;

(f)
enter into a voting trust, arrangement or agreement or subject any Company common stock to any voting trust, arrangement or agreement, in each case other than solely with other Affiliates of the Investors, with respect to Company common stock now or hereafter owned by them;

(g)
(i) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board or (ii) seek, alone or in concert with others, the removal of any member of the Board;

(h)	make any proposal for consideration by the Company’s stockholders at any annual or special meeting of stockholders of the Company;
(i)
make any request for stock list materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law or other statutory or regulatory provisions providing for shareholder access to books and records;

(j)
institute any litigation, arbitration or other proceeding against the Company or any of its current or former directors or officers in order to effect or take any of the actions expressly prohibited by this paragraph 8; provided, however, that for the avoidance of doubt the foregoing shall not prevent any Restricted Person from (A) bringing litigation to enforce the provisions of this Agreement,(B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against a Restricted Person, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this agreement or the topics covered in the correspondence between the Company and the Restricted Persons prior to the date hereof, or (D) exercising statutory appraisal rights; provided, further, that the foregoing shall also not prevent the Restricted Persons from responding to or complying with a validly issued legal process; or

(k)	make any request or submit any proposal to amend the terms of this Agreement, in each case which would reasonably be expected to result in a public announcement of such request or proposal;

provided, that the restrictions in this paragraph 8 shall terminate automatically upon the earliest of (i) upon five (5) business days’ prior notice by the Investors following a material breach of this Agreement by the Company (including, without limitation, a failure to appoint the New Nominees and otherwise constitute the Board in accordance with paragraph 1, a failure to establish the Finance Committee in accordance with paragraph 5, a failure to appoint the New Nominees to the applicable committees of the Board in accordance with paragraph 6, or a failure to issue the Company Press Release in accordance with paragraph 7) if such breach has not been cured within such notice period, (ii) the announcement by the Company of a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Company common stock, (iii) the commencement of any tender or exchange offer (by a person other than the Investors or their Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Company common stock, where the Company files a Schedule 14D-9 (or any amendment thereto), other than a “stop, look and listen” communication by the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act, that does not recommend that the Company’s stockholders reject such tender or exchange offer, (iv) the adoption by the Board of any amendment to the certificate of incorporation or bylaws of the Company that would reasonably be expected to substantially impair the ability of a stockholder to submit nominations for election to the Board or stockholder proposals in connection with any future Company annual meeting, (v) such time as any two (2) New Nominees have been removed from the Board or (vi) such time as the Company issues a preliminary proxy statement, definitive proxy statement or other proxy materials in connection with the 2015 Annual Meeting that are inconsistent with the terms of this Agreement.
9.
Notwithstanding paragraph 8, during the Restricted Period, the Investors and their respective Affiliates (A) may communicate privately with the Company’s (i) directors, (ii) Chief Executive Officer, Chief Financial Officer, General Counsel or Investor Relations personnel or (iii) advisors at Morgan Stanley, Citigroup, Willkie Farr & Gallagher LLP, or other advisors retained by the Company, but only so long as such private communications do not require any public disclosure thereof and (B) agree that they shall not, and shall cause their respective principals, general partners, officers and employees not to make any request of any director to engage in conduct that is inconsistent with the policies and duties contemplated by paragraph 4.

10.
During the Restricted Period, the Company and the Investors shall each refrain from making, and shall cause their respective Affiliates not to make, any statement or announcement that both relates to and constitutes an ad hominem attack on, or that both relates to and otherwise disparages, impugns or is reasonably likely to damage the reputation of, the other party. The foregoing shall not restrict the ability of any person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.  Notwithstanding the foregoing, nothing herein shall prevent the Investors from making any public or private statements regarding the Company’s operations, performance or compliance with the plans announced by the Company in the Company Press Release, or regarding any Extraordinary Transaction announced by or in respect of the Company, in each case so long as such statements do not expressly target any individual.

11.
Notwithstanding anything to the contrary herein, and without limiting any other right or recourse of the Investors hereunder, in the event that the Company has not appointed the New Nominees and otherwise constituted the Board in accordance with paragraph 1, established the Finance Committee in accordance with paragraph 5 and appointed the New Nominees to the applicable committees of the Board in accordance with paragraph 6, in each case by 11:59 p.m., Eastern time, on March 1, 2015, then (i) the Investors and their Affiliates shall be permitted to submit a notice of nomination and stockholder proposals to the Company in connection with the 2015 Annual Meeting and (ii) the Company will accept such submission by email at any time prior to 5:00 p.m., Eastern time, on March 15, 2015. If the Investors or their Affiliates deliver a notice of nomination and stockholder proposals as contemplated by this paragraph 11, and such notice otherwise complies with the requirements of the Company’s bylaws, if requested in writing by the Investors, the Company will take such actions as are necessary for such notification of nomination and stockholder proposals to be effective (i.e., to permit the nominations and proposals set forth therein to be made at the 2015 Annual Meeting) notwithstanding any timing or form of submission requirements set forth in the Company’s bylaws.

12.
As used in this Agreement, the term (a) “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (b) “Affiliate”  and “Associate” shall have the meanings set forth in Rule 12b-2 promulgated under the Exchange Act and shall include Persons who become Affiliates or Associates of any Person subsequent to the date of this Agreement; (c) “business day” shall mean any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed; (d) “beneficially own”, “beneficially owned” and “beneficial ownership” shall have the meaning set forth in Rules 13d-3 and 13d-5(b)(1) promulgated under the Exchange Act and shall include any other economic exposure to Company common stock, including through any swap or other derivative transaction that gives a Person the economic equivalent of ownership of Company common stock, including, without limitation, notional number of shares subject to derivative agreements in the form of cash-settled swaps; and (e) “Expiration Date” means the date that is the earlier of (i) the date that is 35 days prior to the last day of the time period, established pursuant to the Company’s bylaws, to deliver notice to the Company of business to be brought before the 2016 Annual Meeting of Company stockholders and (ii) January 21, 2016.

13.
Each of the Investors, severally and not jointly, represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such Investor, enforceable against it in accordance with its terms; (b) neither it nor any of its Affiliates (i) other than compensation paid prior to the date hereof and expressly set forth in engagement agreements in the same form as the engagement agreements between the Investors and New Nominees entered into prior to the date hereof, a correct and complete copy of which form has been made available to the Company on or prior to the date hereof, has paid or will pay any compensation to any New Nominee or other member of the Board in connection with such Person’s service on the Board and (ii) other than compensation paid prior to the date hereof and expressly set forth in engagement agreements in the same form as the engagement agreements between the Investors and New Nominees entered into prior to the date hereof, a correct and complete copy of which form has been made available to the Company on or prior to the date hereof, has or will during the Restricted Period have, any agreement, arrangement or understanding, written or oral, with any New Nominee or other member of the Board pursuant to which such individual has been or will be compensated for his or her service as a director on, or nominee for election to, the Board; and (c) as of the date of this Agreement, (i) the Investors, together with all of their respective Affiliates, collectively beneficially own, an aggregate of 28,932,326 shares of Company common Stock and (ii) except for such ownership, no Investor, individually or in the aggregate with all other Investors and their respective Affiliates, has any other beneficial ownership of any Company securities.

14.
The Company represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; (b) does not require the approval of the stockholders of the Company; and (c) does not and will not violate any law, any order of any court or other agency of government, the Company’s Certificate of Incorporation or bylaws, each as amended from time to time, or any provision of any agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

15.
The Company and each of the Investors each acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, (a) the non-breaching party will be entitled to injunctive and other equitable relief, without proof of actual damages; (b) the breaching party will not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

16.
This Agreement constitutes the only agreement between the Investors and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported transfer requiring consent without such consent shall be void. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party affected thereby, and then only in the specific instance and for the specific purpose stated therein. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

17.
If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

18.
This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each of the Investors and the Company (a) irrevocably and unconditionally consents to the personal jurisdiction and venue of the federal or state courts located in Wilmington, Delaware; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it shall not bring any action relating to this Agreement or otherwise in any court other than such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 20 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. Each of the parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No party shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

19.	This Agreement is solely for the benefit of the parties and is not enforceable by any other Person.
20.
All notices, consents, requests, instructions, approvals and other communications provided for herein, and all legal process in regard hereto, will be in writing and will be deemed validly given, made or served when delivered in person, by electronic mail, by overnight courier or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

If to the Company to:

The Interpublic Group of Companies, Inc.
1114 Avenue of the Americas
New York, NY 10036
Attn:	Andrew Bonzani
Email:	andrew.bonzani@interpublic.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099
Attn:	Steven J. Gartner
Gregory B. Astrachan
Michael Schwartz
Email:	sgartner@willkie.com
gastrachan@willkie.com
mschwartz@willkie.com

If to the Investors:

Elliott Associates, L.P.
Elliott International, L.P.
40 West 57th Street
New York, NY 10019
Attn:	Zahir Zaveri
Email:	zzaveri@elliottmgmt.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attn:	Robert B. Schumer
Steven J. Williams
Email:	rschumer@paulweiss.com
swilliams@paulweiss.com
At any time, any party may, by notice given in accordance with this paragraph to the other party, provide updated information for notices hereunder.
21.
Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

22.
This Agreement may be executed by the parties in separate counterparts (including by fax, .jpeg, .gif, .bmp and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature page follows.]

If the terms of this Agreement are in accordance with your understanding, please sign below, whereupon this Agreement shall constitute a binding agreement among us.
Very truly yours,

THE INTERPUBLIC GROUP OF COMPANIES, INC.

By:	/s/ Michael I. Roth
	Name:	Michael I. Roth
	Title:	Chairman & Chief Executive Officer

Accepted and agreed to as of the date first written above:
ELLIOTT ASSOCIATES, L.P.

By:	Elliott Capital Advisors, L.P.,
its General Partner

By:	Braxton Associates, Inc.,
its General Partner

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

ELLIOTT INTERNATIONAL, L.P.

By:	Elliott International Capital Advisors Inc.,
as Attorney-in-Fact

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

[Signature Page to Letter Agreement]